FORM OF

                         INVESTMENT MANAGEMENT AGREEMENT

         AGREEMENT made as of the ____ day of __________, 2006, between TEMPLETON GLOBAL OPPORTUNITIES TRUST, a statutory trust organized under the laws of the State of Delaware (hereinafter referred to as the "Fund"), and TEMPLETON INVESTMENT COUNSEL, LLC (hereinafter referred to as the "Investment Manager").

         In consideration of the mutual agreements herein made, the Fund and the Investment Manager understand and agree as follows:

         (1) The Investment Manager agrees, during the life of this Agreement, to manage the investment and reinvestment of the Fund's assets consistent with the provisions of the Fund's Agreement and Declaration of Trust and the investment policies adopted and declared by the Fund's Board of Trustees. In pursuance of the foregoing, the Investment Manager shall make all determinations with respect to the investment of the Fund's assets and the purchase and sale of its investment securities, and shall take all such steps as may be necessary to implement those determinations.

         (2) The Investment Manager is not required to furnish any personnel, overhead items or facilities for the Fund, including trading desk facilities or daily pricing of the Fund's portfolio.

         (3) The Investment Manager shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") for the execution of the Fund's portfolio transactions consistent with the Fund's brokerage policy and, when applicable, the negotiation of commissions in connection therewith.

         All decisions and placements shall be made in accordance with the following principles:

                  (A) Purchase and sale orders will usually be placed with brokers which are selected by the Investment Manager as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is executed, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Investment Manager in determining the overall reasonableness of brokerage commissions.

                  (B) In selecting brokers for portfolio transactions, the Investment Manager shall take into account its past experience as to brokers qualified to achieve "best execution," including brokers who specialize in any foreign securities held by the Fund.

                  (C) The Investment Manager is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act") for the Fund and/or other accounts, if any, for which the Investment Manager exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion. In reaching such determination, the Investment Manager will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services. In demonstrating that such determinations were made in good faith, the Investment Manager shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Fund's brokerage policy; that the research services provide lawful and appropriate assistance to the Investment Manager in the performance of its investment decision-making responsibilities, and that the commissions were within a reasonable range. Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Fund's policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness, and frequency of research studies which are provided for the Investment Manager are useful to the Investment Manager in performing its advisory services under its Agreement. Research services provided by brokers to the Investment Manager are considered to be in addition to, and not in lieu of, services required to be performed by the Investment Manager under this Agreement. Research furnished by brokers through which the Fund effects securities transactions may be used by the Investment Manager for any of its accounts, and not all such research may be used by the Investment Manager for the Fund. When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

                  (D) Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Investment Manager, better prices and execution may be obtained on a commission basis or from other sources.

         (4) The Fund agrees to pay to the Investment Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

               0.75%, up to and including $1 billion
               0.73% over $1 billion, up to and including $5 billion 0.71% over $5 billion, up to and including $10 billion 0.69% over $10 billion, up to and including $15 billion 0.67% over $15 billion, up to and including $20 billion 0.65% over $20 billion

         Notwithstanding the foregoing, if the total expenses of the Fund (including the fee to the Investment Manager) in any fiscal year of the Fund exceed any expense limitation imposed by applicable State law, the Investment Manager shall reimburse the Fund for such excess in the manner and to the extent required by applicable State law. The term "total expenses," as used in this paragraph, does not include interest, taxes, litigation expenses, distribution expenses, brokerage commissions or other costs of acquiring or disposing of any of the Fund's portfolio securities or any costs or expenses incurred or arising other than in the ordinary and necessary course of the Fund's business. When the accrued amount of such expenses exceeds this limit, the monthly payment of the Investment Manager's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Fund's fiscal year if accrued expenses thereafter fall below the limit.

         (5) This Agreement shall become effective on _________, 2006 and shall continue in effect until ____________, 2008. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in Investment Company Act of 1940 (the "1940 Act")) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of
(a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Fund's Board of Trustees as a whole.

         (6) Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party, provided that termination by the Fund is approved by vote of a majority of the Fund's Board of Trustees in office at the time or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act).

         (7) This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

         (8)In the event this Agreement is terminated and the Investment
Manager no longer acts as Investment Manager to the Fund, the Investment Manager reserves the right to withdraw from the Fund the use of the name "Templeton" or any name misleadingly implying a continuing relationship between the Fund and the Investment Manager or any of its affiliates.

         (9) Except as may otherwise be provided by the 1940 Act, neither the Investment Manager nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Investment Manager of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Investment Manager's part or by reason of reckless disregard of the Investment Manager's duties under this Agreement. It is hereby understood and acknowledged by the Fund that the value of the investments made for the Fund may increase as well as decrease and are not guaranteed by the Investment Manager. It is further understood and acknowledged by the Fund that investment decisions made on behalf of the Fund by the Investment Manager are subject to a variety of factors which may affect the values and income generated by the Fund's portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Investment Manager will not always be profitable or prove to have been correct.

         (10) It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients which may invest in the same types of securities as the Fund, or, in providing such services, from using information furnished by others. When the Investment Manager determines to buy or sell the same security for the Fund that the Investment Manager or one or more of its affiliates has selected for clients of the Investment Manager or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Investment Manager, with approval by the Fund's Board of Trustees, to be impartial and fair.

         (11) This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed as being inconsistent with applicable Federal and state securities laws and any rules, regulations and orders thereunder.

         (12) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         (13) Nothing herein shall be construed as constituting the Investment Manager an agent of the Fund.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

                                  TEMPLETON GLOBAL OPPORTUNITIES TRUST


                                  By: ____________________________
                                      David P. Goss
                                      Vice President and Assistant Secretary


                                  TEMPLETON INVESTMENT COUNSEL, LLC


                                  By: ___________________________
                                      Gary P. Motyl
                                      President